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                                                                    EXHIBIT 99.1

[OSI PHARMACEUTICALS LOGO]

OSI - INVESTOR INFORMATION

OSI Pharmaceuticals, Inc. (ticker: OSIP, exchange: NASDAQ) News Release - 28-Jan-2004

OSI PHARMACEUTICALS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS; CONFERENCE CALL AND WEBCAST TO FOLLOW

MELVILLE, N.Y.--(BUSINESS WIRE)--Jan. 28, 2004--OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) today announced its financial results for the Company's first quarter ended December 31, 2003. The Company reported a net loss of $40.1 million (or $1.03 per share) for the first quarter of 2004, compared with the net loss of $30.1 million (or $0.83 per share) in the prior year period. Revenues for the quarter were $11.4 million, an increase of $6.9 million or 155% compared to the three months ended December 31, 2002. Sales commissions and product sales of approximately $10.1 million drove this increase in revenues.

Contributing to the increase in net loss was an increase in operating expenses of $14.1 million or 39%. This increase in operating expenses was partially attributed to increased selling, general and administrative expenses related to Novantrone(R) and Gelclair(R), the associated expansion of the Company's commercial operation and increased commercialization and marketing costs relating to Tarceva(TM). Amortization expense also increased by $4.8 million relating to the marketing rights for Novantrone(R) and Gelclair(R). Also contributing to the increase in the net loss for the period was an increase in other expense associated with the interest on convertible notes the Company issued in September 2003, as well as a decrease in the rate of return on investments. These increases were partially offset by a reduction in clinical development cost. While there are multiple on-going clinical trials for Tarceva(TM), the large-scale Phase III trials are completed or nearing completion; all four Phase III trials were fully active in the same period a year ago.

Product and Portfolio Highlights

Tarceva(TM)

Tarceva(TM), OSI's leading drug candidate, is designed to block tumor cell growth by inhibiting the tyrosine kinase activity of the HER1/EGFR receptor thereby blocking the HER1/EGFR signaling pathway inside the cell. Tarceva(TM) is currently being evaluated in an extensive clinical development program together with the Company's alliance partners, Genentech and Roche.

The principal registration study is a worldwide Phase III trial testing monotherapy Tarceva(TM) versus placebo in a relapsed non-small cell lung cancer (NSCLC) setting. In 2002, OSI was granted Fast Track status from the U.S. Food and Drug Administration (FDA) for this indication. Therefore the Company recently announced that it had initiated a "rolling" submission of an New Drug Application (NDA) with the FDA. The primary endpoint in the study is improvement in patient survival and key secondary endpoints include time to symptomatic deterioration, progression-free survival and response rate. Top-line data are expected in the second quarter


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calendar year (CY) 2004. Based upon this time-line and assuming success, the
Company would expect to complete an NDA filing by approximately CY2Q/3Q 2004 and would project a possible approval (assuming a six month review) by the FDA late in the fourth quarter of CY2004 or in the first quarter of CY2005.

In November, OSI announced it had initiated a Phase II dose-escalation study of Tarceva(TM) in patients with advanced NSCLC who have failed prior chemotherapy. The study is designed to evaluate the feasibility of dose escalation of Tarceva(TM) to safely induce tolerable rash and to assess whether there is some evidence of enhanced activity in patients who develop rash. Data previously reported from the completed Phase II studies of Tarceva(TM) suggested that patients who developed rash survived longer than those who did not experience rash.

In November, a series of on-going Phase II studies on monotherapy Tarceva(TM) in different tumor types were presented at the 2003 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapies in Boston, MA. Partial responses and disease stabilization were observed in studies of hepatocellular carcinoma, metastatic endometrial cancer and metastatic biliary carcinoma. As in previous monotherapy studies with Tarceva(TM) a reversible rash and generally mild diarrhea were the principal side effects noted. These observations further support the notion that Tarceva(TM) may demonstrate broad-based anti-tumor activity in a wide variety of solid tumor types.

Marketed Products: Novantrone(R) & Gelclair(R)

At the American Society of Hematology 45th Annual Meeting in San Diego, CA held in December 2003, over 100 abstracts for studies involving Novantrone(R) were published and 12 of these were selected for discussion during the meeting's oral presentation sessions. Among the highlighted findings presented at the conference were encouraging preliminary data on the combination use of Novantrone(R) and fludarabine-containing regimens with rituximab (Rituxan(R)) in certain lymphoma.

The Company's second marketed product, Gelclair(R), was launched in the last quarter of CY2003 and the Company estimates that the product has the potential to grow to a revenue stream in excess of $25 million per year within five years from launch. Gelclair(R) is a bioadherent oral gel indicated for the management and relief of pain often associated with oral mucositis. An estimated 300,000 cancer patients in the United States suffer from oral mucositis, an inflammation and ulceration of the surface of the mouth and throat commonly associated with cancer treatments.

Additional Portfolio Highlights

OSI-7904L

In October, OSI announced that it had advanced the development of OSI-7904L, a liposomal formulation of a potent thymidylate synthase inhibitor, by initiating a Phase II clinical study in patients with previously untreated advanced gastric or gastro esophageal junction cancer. Data from this Phase II study are anticipated in the fourth quarter of CY2004. In addition, OSI previously announced it had broadened the OSI-7904L development program by initiating two


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additional studies evaluating the use of OSI-7904L in combination with the chemotherapy agents cisplatin and oxaliplatin commonly used in the treatment of gastrointestinal malignancies.

Aptosyn(R)

Aptosyn(R) is currently in a Phase III clinical trial comparing a combination of Aptosyn(R) and Taxotere(R) versus Taxotere(R) and placebo in second-line NSCLC. The 610-patient trial was based primarily on pre-clinical data and enrollment was completed prior to the completion of OSI's acquisition of Cell Pathways in June 2003. Based on the absence of clinical data in NSCLC and the lack of potency exhibited by Aptosyn(R) in pre-clinical model systems, the Company is not optimistic of a positive outcome for the preliminary survival endpoint in this study. The Company anticipates top-line data from this study to be available in the second half of CY2004. Additionally, there are nine investigator sponsored trials on-going in a variety of solid tumors including prostate, lung, breast and colorectal. Enrollment is on-going in these studies and we anticipate that several abstracts from this program will be presented at this year's Annual Meeting of the American Society of Clinical Oncology.

OSI-461

OSI-461 is more potent in preclinical models and a promising second-generation follow-on candidate to Aptosyn(R). OSI-461 is currently being evaluated for a series of preliminary Phase II studies in chronic lymphocytic leukemia, renal cell carcinoma and prostate cancer. The Company is also seeking to further optimize dose in an expanded dose ranging Phase I study. Data from this study are expected in the fourth quarter of CY2004. In addition, data from the Phase II study of OSI-461 in patients with moderate to severe Crohn's disease are anticipated in mid-CY2004.

Research

The Company advanced its proprietary c-kit/KDR dual inhibitor, OSI-930, to IND (Investigational New Drug)-track status of development. C-kit and KDR are both receptor tyrosine kinases which function as key regulators in the control of tumor growth and angiogenesis. The Company anticipates filing an IND with the FDA by year-end of CY2004.

Conference Call

The Company will host a conference call reviewing the Company's year-end financial results, product portfolio and business developments on January 29, 2004 at 10:00am (Eastern time). To access the live call or the seven-day archive via the Internet, log on to www.osip.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-800-915-4836 (U.S.) or 1-973-317-5319
(international) to listen to the call. Telephone replay is available approximately two hours after the call through February 5, 2004. To access the replay, please call 1-800-428-6051 (U.S.) or 1-973-709-2089 (international). The conference ID number is 333619.


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About OSI Pharmaceuticals

OSI Pharmaceuticals is a leading biotechnology company focused on the discovery, development and commercialization of high-quality, next-generation oncology products that both extend life and improve the quality-of-life for cancer patients worldwide. OSI has a balanced pipeline of oncology drug candidates that includes both novel mechanism-based, gene-targeted therapies focused in the areas of signal transduction and apoptosis and next-generation cytotoxic chemotherapy agents. OSI's most advanced drug candidate, Tarceva(TM), a small-molecule inhibitor of the HER1 gene, is currently in Phase III clinical trials for lung and pancreatic cancers. OSI has a commercial presence in the U.S. oncology market where it exclusively markets Novantrone(R) (mitoxantrone concentrate for injection) for approved oncology indications and Gelclair(R) for the relief of pain associated with oral mucositis.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others successful marketing of products, product pricing and third-party reimbursement, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission. Tarceva(TM), OSI-7904L, OSI-461, Aptosyn(R) and OSI-930 are investigational compounds and have not yet been determined safe or efficacious in humans for their ultimate intended use.

CONTACT:
OSI Pharmaceuticals, Inc.
Investor & Public Relations:
Kathy Galante, 631-962-2000
or
Burns McClellan (representing OSI)
Kathy Jones, Ph.D. (media)
E. Blair Schoeb (investors)
212-213-0006

SOURCE: OSI Pharmaceuticals, Inc.


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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information

Consolidated Statements of Operations                             Three Months Ended
                                                                     December 31,
                                                             ---------------------------
                                                               2003               2002
                                                             --------           --------
                                                         (In Thousands, except per share data)
                                                                     (Unaudited)
Revenues:
      Sales commissions and product sales ............       $ 10,141           $     --
      License and other revenues .....................          1,250              1,490
      Collaborative program revenues .................             --              2,982
                                                             --------           --------
         Total revenues ..............................         11,391              4,472
                                                             --------           --------
Expenses:
      Cost of product sales ..........................            110                 --
      Research and development .......................         24,105             28,223
      Selling, general and administrative ............         20,820              7,500
      Amortization of intangibles ....................          4,838                 54
                                                             --------           --------
            Total expenses ...........................         49,873             35,777
                                                             --------           --------
            Loss from operations .....................       $(38,482)          $(31,305)

Other income (expense):
      Investment income - net ........................          1,487              2,669
      Interest expense ...............................         (2,820)            (1,607)
      Other income (expense) - net ...................           (318)               143
                                                             --------           --------
Net loss .............................................       $(40,133)          $(30,100)
                                                             ========           ========
Basic and diluted net loss per common share ..........       $  (1.03)          $  (0.83)
                                                             ========           ========
Weighted average shares of common stock outstanding...         38,884             36,414
                                                             ========           ========

Condensed Consolidated Balance Sheet       December 31      September 30
                                              2003              2002
                                            --------          --------
                                                 (In Thousands)
                                                   (unaudited)
Cash and investments securities
(including restricted investments)...       $378,754          $404,147
                                            ========          ========
Total assets ........................       $556,395          $591,502
                                            ========          ========
Total stockholders' equity ...........      $179,972          $218,057
                                            ========          ========


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